As filed with the Commission on September 3, File No.
                                                          ---------------
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549 00



                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                               STRATABID.COM, INC.

                 (Name of small business issuer in its charter)



            Delaware                       6531                   Applied For
 ------------------------------  ---------------------------  ------------------
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer
incorporation or organization)      Classification Code)     Identification No.)



   Suite 1400, 1500 West Georgia Street, Vancouver, British Columbia, V6G 2Z6
          (Address and telephone number of principal executive offices)

   Suite 1400, 1500 West Georgia Street, Vancouver, British Columbia, V6G 2Z6 (Address of principal place of business or intended principal place of business)

                         Derek Wasson, President and CEO
                               Stratabid.com, Inc.
                      Suite 1400, 1500 West Georgia Street
                      Vancouver, British Columbia, V6G 2Z6
                                 (604) 734-9844
            (Name, address and telephone number of agent for service)

                                    Copy to:
                                Roger Linn, Esq.
                        Weintraub Genshlea Chediak Sproul
                          400 Capital Mall, 11th Floor
                              Sacramento, CA, 95814
                               Tel: (916) 558-6000

  Approximate date of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following blocks and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
------------------   -----------   ---------   ----------   ------------
                                   Proposed     Proposed
   Title of each                   Maximum      Maximum        Amount
     class of            Amount    Offering    aggregate         of
    securities           to be      price       offering    registration
 to be registered     registered   per share     price           fee
-------------------   ----------   ---------   ----------   ------------
Common stock to be      504,000    $0.25 (1)   $126,000          $12
offered by selling
  stockholders

Common stock for        500,000    $0.25 (1)   $125,000          $12
sale by the company

Total                 1,004,000                $251,000          $24
-------------------   ----------   ---------   ----------   ------------
(1) Fee calculated in accordance with Rule 457(c) of the Securities Act of 1933, as amended ("Securities Act"). Estimated for the sole purpose of calculating the registration fee.

The registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on the date as the Commission, acting pursuant to said Section 8(a), may determine.

                                                           Subject to Completion
                                                               September 3, 2002
                               STRATABID.COM, INC.
                                     SALE OF
                                  COMMON STOCK

This prospectus relates to the sale of up to 1,004,000 shares of our common stock. Of the 1,004,000 shares, up to 500,000 shares may be sold by us at $0.25 per share. The common stock will be sold through our officers or directors to investors, both inside and outside the United States. There is no minimum number of shares to be sold in order for us to accept funds. If the entire 500,000 shares of common stock are sold, we will receive gross proceeds of $125,000 before expenses of approximately $10,000. No assurance can be given on the number of shares we will sell or that we will be able to sell any shares.

In addition, this prospectus relates to the resale of up to 504,000 shares of common stock by selling stockholders. The selling stockholders may sell their common stock from time to time in private negotiated transactions. The selling stockholders will determine the price they may offer or sell shares of our common stock independent of us. We will not receive any proceeds from the resale of shares of common stock by the selling stockholders.

Our common stock is not currently traded on any exchange or quotation system.

Investing in the common stock involves a high degree of risk. You should purchase shares only if you can afford a complete loss. Please see "Risk Factors" beginning on page o of this prospectus.

Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

------------------------------------------------------------
                     Price to the  Maximum   Proceeds to the
                        Public    Commission   Company (1)
-------------------- ------------ ---------- ---------------
Per Share               $0.25         0           $0.25

Total 500,000 shares  $125,000        0         $125,000
of common stock
------------------------------------------------------------

-----------------
(1) Before deducting expenses related to the offering anticipated to be $10,000.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is __________, 2002.

                                TABLE OF CONTENTS

                                                                       Page

FORWARD-LOOKING STATEMENTS..............................................1
--------------------------
PROSPECTUS SUMMARY......................................................1
------------------
RISK FACTORS............................................................4
------------
THE OFFERING............................................................7
------------
USE OF PROCEEDS.........................................................8
---------------
DILUTION................................................................8
--------
MARKET FOR OUR COMMON STOCK.............................................9
---------------------------
DIVIDEND POLICY........................................................10
---------------
BUSINESS...............................................................10
--------
PROPERTY...............................................................15
--------
MANAGEMENT'S DISCUSSION AND ANALYSIS...................................15
------------------------------------
MANAGEMENT.............................................................17
----------
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.........................19
----------------------------------------------
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.........20
--------------------------------------------------------------
PLAN OF DISTRIBUTION...................................................20
--------------------
SELLING STOCKHOLDERS...................................................22
--------------------
DESCRIPTION OF SECURITIES..............................................23
-------------------------
LEGAL PROCEEDINGS......................................................23
-----------------
LEGAL MATTERS..........................................................24
-------------
AVAILABLE INFORMATION..................................................24
---------------------
FINANCIAL STATEMENTS...................................................25
--------------------

                           FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.


                               PROSPECTUS SUMMARY

This summary is intended to highlight information contained elsewhere in this prospectus. You should carefully read the entire prospectus, including the section entitled "Risk Factors." All dollar amounts refer to United States dollars unless otherwise noted.

Our Business

As used in this prospectus, the reference to "we" and "Stratabid" and the business operations discussed in this prospectus refer to Stratabid.com, Inc.

We are a startup stage Internet based commercial mortgage origination business. We intend to operate primarily through our wholly-owned subsidiary, Stratabid.com Online (B.C.) Ltd. which was formed pursuant to the laws of the Province of British Columbia on January 25, 2000.

We plan to offer an online alternative for arranging commercial term mortgages. We plan to give borrowers the opportunity to apply directly to a qualified market of lenders interested in financing commercial properties. Borrowers will be able to log on to our online marketplace where they will find a home page featuring lenders' logos and links to three separate areas to work on their financing needs. We plan to retain contract underwriters who will review the borrower's applications. If the application is complete and meets our underwriting guidelines it will be forwarded to our member lenders who have expressed interest in financing such borrowers, based upon pre-determined configurations. The application will also be posted to a bulletin board where it can be viewed by all member lenders. The lenders will review the application and provide bids. We will then work with the borrower to document and close the loan. Loan transactions will be completed with no brokerage fees to the borrower.

Our plan of business will provide two benefits to our member lenders. Firstly, we will provide a targeted forum to promote our member lenders' products and build their brand which is increasingly important in today's constantly changing mortgage market. Secondly, we will generate financing opportunities at no cost to our member lenders. Our member lenders only pay us referral fees when we are successful in arranging a loan.

Please refer to "Risk Factors" for a discussion of some of the risks effecting our business and plan of business.

Our  corporate  offices and  operations  are  located at Suite  1400,  1500 West
Georgia Street,  Vancouver,  British  Columbia V6G 2Z6. Our telephone  number is
(604) 734-9844. We have one wholly-owned subsidiary, Stratabid.com Online (B.C.) Ltd., which maintains business offices at our principal business office in Vancouver.

Offering Summary

Selling stockholders are offering for resale up to 504,000 shares of our common stock which they currently own. Stratabid will not be involved in the offer or sale of these shares other than registering such shares for resale pursuant to this prospectus.

Stratabid is offering up to 500,000 shares of its common stock as summarized below:


Common stock offered by the Company            500,000 shares

Common stock outstanding before the offering   1,254,000

Common stock outstanding after the offering    1,754,000 (1)

Offering Price                                 $0.25 per share

Use of proceeds

                                               Approximately    $115,000   after
                                               expenses to further  develop  and
                                               refine our website, to market our
                                               services and for general  working
                                               capital purposes.

---------------------------------------
(1) Assumes the sale of 500,000 shares by the Company.

Summary of Consolidated Financial Data


                    Year Ended   Six Months    Six Months
                   December 31,     Ended         Ended
                       2001     June 30, 2001 June 30, 2002
------------------ ------------ ------------- -------------
                                        (Unaudited)
Revenues                  $Nil          $Nil          $Nil
Operating Expenses      16,226         7,500        19,249
Earnings (Loss)        (16,226)       (7,500)      (19,249)
Earnings (Loss)
  Per Share             $(0.02)       $(0.01)       $(0.02)


                                      As at          As at
                               December 31, 2001 June 30, 2002
------------------------------ ----------------- --------------
                                                  (Unaudited)
Total Assets                              $ 70       $ 35,156
Working Capital (Deficit)               (1,180)       (32,971)
Stockholders' Equity (Deficit)         $(1,180)       (32,971)

                                  RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest, you should read and consider carefully the following risk factors.

We expect to incur losses in the near future which could jeopardize our long-term viability

We have incurred losses since inception and we have not generated any revenues. Our net losses are expected to continue through at least the current fiscal year. As a result of our losses and negative cash flows from operations, our ability to continue operations will depend on our ability to generate revenues and the availability of outside financing for working capital. Assuming the sale of all 500,000 shares of common stock, the proceeds therefrom will be utilized over the next twelve months as specified in the Section "Use of Proceeds". If we are unable to generate sufficient revenues in the near future to cover our expenses or obtain outside capital to cover operating expenses, we may be unable to establish or maintain business operations.

The Independent Auditor's Report contains a going concern explanation

Our audited consolidated financial statements for the year ended December 31, 2001 were prepared on a going concern basis in accordance with United States generally accepted accounting principles. The going concern basis of presentation assumes that we will continue in operation for the foreseeable future and will be able to realize our assets and discharge our liabilities and commitments in the normal course of business. Our inability to generate sufficient revenue raises substantial doubt as to the validity of this assumption.

We have no operating history with which to predict our future success

We are a start-up company and are in the process of setting up our business and website. We have not yet commenced our business operations or generated revenues. As a result, we have no operating history upon which an evaluation of our future performance can be made. Our prospects must be considered in light of the risks and difficulties encountered by new companies which have not yet established an operating track record. See "Business".

Revenues will be derived only if loan transactions are consummated through our web-based service

Our revenues will be derived primarily from referral fees paid by lenders who consummate loan transactions through our online mortgage brokerage service. Consequently, we may receive and process loan applications but receive no compensation for such services if no participating lenders bid on such application or if a loan transaction is not ultimately consummated between borrower and lender. Neither the borrower nor the lender pays any up-front fees and may terminate the loan application process at any time prior to consummating the loan transaction. We will receive no fee or cost reimbursements for loan transactions which are facilitated by our brokerage service but do not ultimately close.

The offering price of $0.25 per share was arbitrarily determined by us

The price of our common stock offered hereby has been arbitrarily determined by us and bears no relationship to our earnings, book value or any other recognized criteria of value. Consequently, there is no assurance that shares purchased pursuant to this prospectus can be resold at or above the offering price.

We will need to raise additional capital to finance our website business operations

Because we do not have any revenues, we intend to fund our initial operations with additional outside capital. If we are unable to obtain financing in the amounts and on terms acceptable to us, our business and future success may be adversely affected. Our management has limited experience in raising capital, which may reduce the likelihood of obtaining capital. To date, we have relied on the sale of equity securities to meet our operational and capital requirements. Any future equity financing could result in dilution to our stockholders. Debt financing will result in interest expense and the risk we cannot repay the debt when due.

We anticipate new competition

We hope to take advantage of a new online mortgage banking service in Canada. As one of the early entrants into this market, we anticipate only limited initial competition. However, if we are successful, we anticipate increasing competition. We may not be able to compete with other companies who enter the market by providing similar services. Our competitors may develop Internet services that are superior to, or have greater market acceptance than, our services. If our competitors develop better Internet services or more effective marketing than ours for commercial mortgage borrowers and lenders, we may be unable to compete successfully and our business, financial condition and operating results would be adversely affected.

Many of our competitors will have greater financial, marketing and other resources than we do. This may place us at a disadvantage in responding to our competitors' pricing strategies, technological advances, advertising campaigns, strategic alliances and other initiatives.

If the commercial real estate financing industry does not adopt the electronic commerce market for its business, our Internet business could fail in the long term

The success of our Internet based business will depend on several factors including:

   o Electronic commerce is still developing and may not be suitable for the commercial real estate financing industry and even if suitable, may not capture sufficient business to generate profitable operations;

   o The commercial real estate financing industry has traditionally relied on non-Internet based means of doing business;

   o We have no long term contracts or agreements with our customers or lenders and, as a result, we have no assurance of ongoing revenues;

   o Our ability to increase consumer awareness of and willingness to utilize Internet-based services to apply for commercial real estate loans;

   o Government regulation or taxation may adversely affect the users of electronic commerce.

Any of the above factors could prevent our commercial real estate related Internet services and new products from attracting sufficient numbers of customers to result in profits.

Since we rely on one provider to host our website, our technical systems could fail if their service is interrupted

Although we have back up facilities for our computer systems, we rely on one provider to host our website. If our website host failed to provide service to our systems, we would be unable to maintain website availability. Interruptions could result from natural disasters as well as power loss, telecommunications failure and similar events. Our business depends on the efficient and uninterrupted operation of our computer and communications hardware systems. Any system interruptions that cause our website to be unavailable could materially adversely affect our business. Furthermore, we will be depending on outside expertise to maintain and expand our website design and capabilities. There is no assurance that website consultants can be retained who will understand the needs of and have the solution for a desirable, user-friendly commercial mortgage website.

If we are unable to retain our President and hire other senior management experienced in the commercial real estate financing industry, our future business success could be adversely affected

We believe our success will depend on the continued employment of our President, Derek Wasson. If he was unable or unwilling to continue in his present position, our business, financial condition and operating results could be materially adversely affected. We do not carry key personnel life insurance on any members of our management.

Furthermore, we are in need of additional senior management to support our business and operations. If we are not able to offer a compensation package comparable within the industry, we will not be able to recruit senior management. To date, we have had insufficient working capital to fill several senior positions.

We are developing products based on information we obtain from third parties in the commercial real estate financing industry, which could expose us to legal liability

We may be subject to legal claims relating to the content in our website and related products. Some of the content proposed for our online marketplace may be drawn from data compiled by other parties, including governmental and commercial sources. We will then reformat that data and produce specialized products based on that market segment. This data may have errors. If our content is improperly used or if we supply incorrect information, it could result in unexpected liability. Our business, financial condition and operating results could suffer a material adverse effect if costs or losses resulting from these claims are not covered by our insurance or exceed our coverage.

You will suffer immediate and substantial dilution

Purchasers of the common stock offered hereby will suffer immediate and substantial dilution. See "Dilution" below.

Trading in our stock is restricted by the SEC's penny stock regulations which may limit a stockholder's ability to buy and sell our stock

Trading in our common stock is subject to the U.S. Securities and Exchange Commission's ("SEC") penny stock regulations, which may limit a stockholder's ability to buy or sell our common stock. The SEC has adopted regulations which generally define "penny stock" to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our common stock is currently covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and financially qualified investors. For transactions covered by this rule, the broker-dealers must make a special suitability determination of the purchaser and receive the purchaser's written agreement of the transaction prior to the sale. Consequently, these rules may affect the ability of broker-dealers to trade our common stock and affect the ability of existing stockholders to sell their shares in the secondary market.

Stratabid's President owns a controlling interest in the company. Stratabid's President, Derek Wasson, currently beneficially owns almost 80% of the outstanding shares of Stratabid's common stock and would own over 43% assuming he sells 250,000 of his shares and Stratabid sells all 500,000 shares offered in this prospectus. Consequently, he is in a position to control or influence the election of a majority of directors and other matters subject to stockholder vote. See "Security Ownership of Certain Beneficial Owners and Management."


                                  THE OFFERING

We are registering, on behalf of Stratabid, up to 500,000 shares of common stock for sale to the public. The common stock will be sold by our officers and directors to investors inside and outside the United States. Other than possible reimbursement for out-of-pocket selling costs incurred by the officers and directors in their selling efforts and costs of preparing this prospectus, no commissions or other deductions will be paid from the proceeds raised. There is no minimum number of shares that must be sold on behalf of Stratabid in order to accept funds and consummate investor purchases.

Determination of offering price

We have arbitrarily determined the initial public offering price of the shares at $0.25 per share. We considered several factors in such determination. Including the following:

   o prevailing market conditions, including the history and prospects for the industry in which we compete;
   o     our future prospects; and
   o     our capital structure.

Therefore, the public offering price of the shares does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the future. You cannot be sure that a public market for any of our securities will develop and continue or that the securities will ever trade at a price higher than the offering price in this offering.

We are also registering on behalf of selling stockholders, for resale up to 504,000 shares of common stock. The shares of common stock offered for resale may be sold in a secondary offering by the selling stockholders by means of this prospectus. The shares will be sold at the prevailing market price existing at the time of sale. Stratabid will not participate in the resale of shares by selling stockholders.

                                 USE OF PROCEEDS

The proceeds from the sale of the shares of common stock offered by Stratabid are estimated to be up to $125,000 based on a public offering price of $0.25 per share. We intend to utilize the estimated proceeds during the twelve month period following this offering for the following purposes:


                                                              Maximum Amount
          Total Proceeds                                           $ 125,000
                   Legal and Accounting Costs of Offering             10,000
                                                                   ---------

          Net Proceeds from Offering                                $115,000

          Use of Net Proceeds
                   Website Development                                $5,000
                   Marketing and Advertising                         $15,000
                   Working Capital                                   $95,000



The above table assumes the sale of all 500,000 shares of common stock being offered by Stratabid. If less than all the shares are sold, the allocation of net proceeds would be adjusted proportionately.

Although the above table sets forth management's expected use of proceeds, management may adjust the allocation of proceeds to the uses set forth above based upon the amount of actual proceeds received and the operational needs of Stratabid.

We will not receive any proceeds from the sale of the shares by the selling stockholders.


                                    DILUTION

At June 30, 2002, the book value of Stratabid was $32,971 or $0.033 per share. Book value per share is determined by dividing the total stockholders' equity of Stratabid at June 30, 2002, by the number of shares of common stock outstanding.

On July 5, 2002 we sold 254,000 of our shares, increasing the number of shares of our common stock outstanding to 1,254,000, which had the effect of reducing our book value per share to $0.026 per share. Without taking into account any changes in our book value up to June 30, 2002 other than the issuance of 254,000 shares of our common stock as stated above, and giving effect to the sale by Stratabid of 500,000 shares of common stock offered hereby (after deducting estimated offering expenses payable by Stratabid) the pro forma book value at June 30, 2002, would have been approximately $147,971 or $0.085 per share. This amount represents an immediate dilution to new investors of $0.165 per share. The following table illustrates this dilution per share:

    Assumed public offering price per share                         $0.25
        Book Value per share a June 30, 2002*                       $0.026
        Book value per share after offering                         $0.085
    Increase per share attributable to existing stockholders        $0.059
    Dilution per share to new investors                             $0.165

* After giving effect to the issuance of 254,000 shares of our common stock on July 5, 2002

The following table sets forth, as of July 31, 2002, the number of shares of common stock purchased and the percentage of shares of common stock purchased by the existing stockholders and by the investors purchasing shares of common stock in this offering:

                                                  Share Purchased
                                             Number              Percent
                                    ------------------- ------------------
          Existing Stockholders            1,254,000               71.5%
          New investors                      500,000               28.5%
                                    ------------------- ----------------
          Total                            1,754,000             100.00%
                                           =========             =======


                           MARKET FOR OUR COMMON STOCK

Our common stock is not quoted on any exchange and there is no public trading market.

As of July 31, 2002 we had 1,254,000 issued and outstanding shares of common stock and 15 stockholders of record. We do not have any outstanding options, warrants or other arrangements providing for the issuance of additional shares of our capital stock.

There is no public market for our common stock. Trades of our common stock, should a market ever develop, will be subject to Rule 15g-9 of the Securities and Exchange Commission ("SEC"), which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. The SEC also has rules that regulate broker/dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/ dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our common stock. As a result of these rules, investors in this offering, even if a market for our shares ever develops, may find it difficult to sell their shares.

The provisions in our Certificate of Incorporation allow our board of directors to issue preferred stock with rights, preferences and privileges superior to our common stock. The issuance of preferred stock with such rights may make the removal of management difficult even if such removal would be considered beneficial to stockholders generally. It would have the effect of limiting stockholder participation in certain transactions such as mergers or tender offers if such transactions are not favoured by our management. There are no shares of preferred stock outstanding, and there are no current plans, arrangements, commitments or undertakings to issue additional preferred stock. However, the board of directors has the authority to issue additional shares of preferred stock at any time up to the amount authorized in our Certificate of Incorporation.


                                 DIVIDEND POLICY

Holders of our common stock are entitled to receive such dividends as may be declared by our board of directors and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. We have not paid any dividends on our common stock and we do not have any current plans to pay any common stock dividends.


                                    BUSINESS

Corporate History

We were incorporated in the State of Delaware on January 14, 2000. On that date we issued 1,000,000 shares of our common stock to our initial founder, Steven Bruk for $1,000. Mr. Bruk developed the initial concept for our business but was unable to implement our business plan due to lack of financial resources and other commitments on his time.

On January 25, 2001, Mr. Bruk sold his 1,000,000 shares of common stock to Derek Wasson. In connection with the acquisition by Mr. Wasson of the shares from Mr. Bruk, Mr. Bruk resigned as our sole director and officer and Derek Wasson was appointed in his place.

Industry Overview

According to Statistics Canada, an agency of the Canadian government, almost $50 billion in commercial mortgage transactions are made every year in Canada. Commercial mortgage transactions involve secured financing for the development or purchase of apartment, industrial, retail and office buildings.

The past decade has been a time of significant change in the Canadian commercial mortgage market. The traditional large volume lenders, such as life insurance and trust companies, have merged or exited the market such that fewer lenders are now engaged in the commercial lending business. We believe that trust companies are handling only a quarter of the business they did ten years ago while life insurance companies continue to be the largest volume lender that represent only about half of the number of companies as compared to ten years ago. Commercial banks have also been a source for commercial lending. However, due to mergers and consolidations, fewer banks now compete in this industry. New lenders in the commercial mortgage market include credit unions and caisse populaires which have made strong inroads into the commercial lending market along with several U.S. financial companies and MBS lenders who have also recently entered this market. As a result, the commercial mortgage market has become increasingly fragmented and confusing as viewed by the typical commercial mortgage borrower.

Business of Stratabid

Stratabid intends to create an Internet based solution for arranging commercial term mortgages. In order to take advantage of its streamlined processing procedures, and its lower cost basis, Stratabid will target term loans secured by income producing properties in amounts of between $1 and $10 million. We believe that the $1-$10 million loan size will comport to our online application process and underwriting review and provide the best application-to-consummation ratio. In addition, focusing on income producing properties is deemed to provide the most straightforward underwriting evaluation and lend themselves well to the abbreviated loan applications prepared on our website.

We plan to give borrowers the opportunity to apply directly to a qualified list of lenders interested in financing commercial properties. Borrowers will be able to log on to our online marketplace where they will find a home page with links to three separate areas to work on their financing needs. In one area they will find a set of software tools allowing borrowers to perform technical analysis such as compare interest rates, loan payments and amortization, financing scenario comparisons and pay-out calculations. A second area will be a showcase of our participating lenders ("member lenders") and their products. The third area will allow borrowers to complete an online application form and return it to us. We plan to contract with experienced loan underwriters who will review the applications. If the application is complete and meets our underwriting guidelines it will be forwarded to our member lenders who, based upon pre-determined configurations of each lender, have expressed interest in financing such borrowers. The application will also be posted to a bulletin board where it can be viewed by all member lenders. The lenders will review the application and if interested will provide bid letters to Stratabid which will forward them to the borrower. We will then work with the borrower and the lender selected by the borrower to document and close the loan. Loan transactions will be completed with no brokerage fees to the borrower.

Our plan of business will provide two benefits to our member lenders. Firstly, we will provide a targeted forum featuring lenders' logos to promote our member lenders' products and build their brand name which is increasingly important in today's constantly changing mortgage market. Secondly, we will generate financing opportunities at no cost to our member lenders. Our member lenders only pay referral fees when we are successful in arranging a loan transactions.

Referral fees will range from 1/4% to 1/2% of the loan principal amount. Referral fee percentages will vary depending on the size and complexity of the loan with larger loans typically assessed a lower fee percentage.

We anticipate having a minimum of five member lenders by the end of the year. Member lenders will agree to a one-year listing term with Stratabid during which term they will not be allowed to list with any other online commercial mortgage aggregator. Listing terms can be renewed at the end of each term subject to request by the lender and approval by Stratabid.

In September, we plan to start collecting a fee for advertising on our website. We anticipate that various property service providers such as escrow companies, property managers, building contractors, etc. will pay a fee to have their advertising posted on our website.

Stratabid will focus its business development in Canada, particularly in the Provinces of British Columbia, Alberta and Ontario. Stratabid's mission is to create Canada's first national online commercial mortgage brokerage service.

Recent Events

On July 5, 2002 we issued 254,000 shares of common stock to 14 investors at a price of .20 per share for gross proceeds to us of $50,800. The proceeds of this offering will be used to pay outstanding liabilities, further develop our website, www.stratabid.com, and for general working capital purposes.

Through this offering we are attempting to raise additional capital to implement our plan of business.

Principal Products or Services

Stratabid plans to provide an Internet-based marketplace where commercial mortgage borrowers and mortgage lenders come together to make commercial mortgage transactions. The online marketplace will be a "no user fee" commercial mortgage aggregator, which will offer the services of traditional mortgage brokers.

We will provide commercial mortgage borrowers with a readily available website which will give them access to mortgage calculation tools, an online application capability and direct access to a list of qualified lenders who are interested in financing commercial properties. Borrowers will have the ease of making one loan application from the convenience of their own computer and promptly evaluated by qualified underwriters retained by Stratabid. Such underwriters will promptly review the application and either return it if it fails to meet underwriting guidelines or forward it to those member lenders who will be most likely to be interested in and bid for the loan transaction. The borrower also has the benefit of having to pay no fee for utilizing our services.

As a commercial mortgage brokerage firm, we expect that lenders will be drawn to participate in our marketplace because it will generate financing opportunities in the market's most desirable segments. As mortgage origination is competitive and costly for lenders, our service is planned to generate deal opportunities for our member lenders with no upfront marketing costs. We also plan to provide the underwriting services required to document and evaluate each application and facilitate closing the loan. Our member lenders will pay a referral fee to us only when a deal has been successfully completed.

As our business matures and milestones are met, we plan to add new services until we operate a fully integrated commercial real estate portal.

Our marketplace will also serve mortgage brokers that may represent commercial borrowers but lack the tools to identify financing sources. These mortgage brokers may be located away from major centers and lack access to the commercial lending market, or may be residential specialists that lack the expertise in commercial mortgage finance. We plan to create a broker center to service the mortgage brokerage community. For a fee, brokers will be able to take advantage of our online marketplace's technology and lender base as well as our underwriting services.

Marketing

Borrowers have traditionally arranged financing of commercial real estate properties in one of two ways: through lenders directly or through mortgage brokers. More recently, in the United Stated borrowers have been able to access mortgage funds online through commercial mortgage brokerage sites.

Lenders are the providers of funds for commercial mortgage financing. In the Canadian market, these lenders would include trust companies, life insurance companies, credit unions and caisse populaires. In addition, several United States based financial companies have been making inroads into the Canadian commercial mortgage market. In addition to providing mortgage funding, lenders also solicit mortgages directly from the borrowers. Our competitive edge over lenders is our ability to offer a borrower a list of member lenders to select from. Our application process allows a borrower to be considered by lenders for whom he/she is deemed to be a qualified applicant. In addition, a borrower could receive bids from more than one lender, thus giving the borrower a choice of lenders. From the lenders' point of view, our service provides a free marketing tool and the advantage of receiving only pre-screened mortgage applications. The lender is charged a referral fee only if and when a loan transaction is consummated.

Our business plan involves working directly with established lenders to connect them with borrowers directly and by doing so replace the traditional mortgage brokers as intermediaries between borrowers and lenders. Traditional mortgage brokers market their financing expertise and market knowledge to borrowers.

However, the transparency of our online marketplace will enable borrowers with quality commercial real estate financing opportunities to access a selection of lenders who can then bid on the opportunity similar to a broker, but without the fees typically associated with utilizing mortgage brokers. However, it is anticipated that many mortgage brokers, who represent under served areas or lack experience in commercial (as opposed to residential) mortgage lending, will find our online marketplace a convenient and cost effective method of securing a commercial mortgage for their client.

We are aware of no online commercial mortgage brokers currently operating in Canada. In the United States, several companies offer an online commercial mortgage brokerage model. By being one of the first companies to offer this online mortgage loan capability in Canada, we hope to establish our web-based program and lender participation before other competitors enter the market.

Competition

Our  principal  sources  of  competition  will  include   established   lenders,
traditional mortgage brokers and eventually other online mortgage originators.

As an early entrant into the online commercial mortgage origination market in Canada, we will have to heavily promote our name and services in order to create consumer awareness. However, even if borrowers become aware of our services, there is no assurance that borrowers will choose to utilize our web-based services as an alternative to more traditional mortgage transactions with lenders or through a mortgage broker. There is the possibility that our online services will be utilized by fewer, perhaps less qualified borrowers which would result in fewer consummated transactions and lower revenues.

Conversely, if we are successful in implementing our business plan by drawing significant numbers of qualified borrowers, we anticipate additional competition to be forthcoming very quickly. The mortgage brokerage business has relatively low barriers to entry which allow participates to enter the market with relative ease. Many of such competitors would have greater name recognition and financial resources than we do. As a result, competitors could acquire significant market share. Our inability to generate awareness of our web-based services and establish competitive advantages in the commercial mortgage marketplace would have a material adverse effect on our operations and profitability.

Intellectual Property, Government Approvals and Regulation

Our trade name, web site designs and business plan are not protected by any patents or copyrights. Our website domain name is registered with Network Solutions, Inc. and our website is maintained by Combustion Hosting. We are not subject to government regulation nor do we require any government approvals in either Canada or the United States to provide Internet or web design services to our customers. We may be subject to regulations in the future if state or federal agencies choose to impose regulations applicable to the Internet.

Persons performing mortgage broker services are subject to licensing by each Canadian province in which they do business. Mr. Wasson is a licensed mortgage broker in the Canadian provinces of Alberta, British Columbia and Ontario. No further licensing is required by Stratabid in order to commence its online mortgage brokerage business.

Research and Development Expenditures

During fiscal year 2001, we did not spend any funds on website research and development. We spent approximately $4,000 during the first six months of 2002 for website research and development.

Employees

We do not have any full time employees. We have one part time employee, Derek Wasson who is our sole officer and director. Mr. Wasson is involved in other business activities and acts as officer on a part time basis as needed. Mr. Wasson currently devotes approximately 50% of his time to the affairs of Stratabid. Mr. Wasson expects to eventually devote substantially all of his time to the development and operation of Stratabid as the amount of business increases. We expect to have one mortgage underwriter and one sales person on staff within the next twelve months. The time devoted to Stratabid business by Mr. Wasson and the hiring of initial employees will depend on securing sufficient funding to cover employee costs. Hiring of other management, staff and consultants will occur incrementally as funds become available and the need arises. We have no collective bargaining agreement or employment agreements in existence.


                                    PROPERTY

Our corporate and operational offices are located at Suite 1400, 1500 West Georgia Street, Vancouver, British Columbia, Canada V6G 2Z6 where we lease office space on an "as needed" basis under a month-to-month lease at a rental rate of $250 a month. Rent for the first four months of 2002 was donated by an affiliate of Stratabid. We believe this space is sufficient at this time and any plans to expand our office space are contingent upon completion of this offering and our generating revenues from our business. We do not have any material assets and, as such, we do not own any real or personal property.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             AND PLAN OF OPERATIONS

General

The following discussion may contain forward-looking statements and projections. Because these forward-looking statements and projections are based on a number of assumptions and are subject to significant uncertainties and contingencies, many of which are beyond our control, there is no assurance that they will be realized, and actual results may vary significantly from those shown.

Plan of Operations

We were incorporated in the State of Delaware on January 14, 2000. Since inception, we have relied on equity financings to fund our operations. Funds required to finance our future Internet services, marketing efforts and ongoing business are expected to come primarily from debt and equity financing with the remainder provided from operating revenues. We have not generated any operating revenues to date. Future financings may be necessary to meet our anticipated working capital needs over the current fiscal year. Potential sources of additional capital include private placements with institutional investors and/or a public offering of our common stock.

Our plan of business encompasses the following steps.

   o Raise capital of approximately $125,000 through the sale of equity securities prior to December 31, 2002
   o     Further  develop and refine our website and market our services
   o     Hire and train sales staff

We have made initial progress in implementing our business. Our website, www.stratabid.com became active in June 2002.

We will face considerable risks in each step of our business plan, such as the anticipated difficulty in persuading the commercial real estate financing industry to embrace the Internet. Other anticipated challenges include finding and developing our employees, increasing competitive pressures and a continuing negative economic condition.

We do not anticipate generating positive cash flow during the first year of operations and, therefore, anticipate obtaining the capital which we will require through a combination of debt and equity financing. We anticipate that in the next 12 months, we will need an additional $100,000 to establish and promote our web-based business. There is no assurance that we will be able to obtain necessary amounts of capital or that our estimates of our capital requirements will prove to be accurate. As of the date of this prospectus we did not have any commitments from any source to provide additional capital.

If no funding is received during the next twelve months, we will be forced to rely on our existing cash in the bank and funds loaned by management. Our management has no formal commitments or arrangements to advance or loan funds to us. In such a restricted cash flow scenario, we would be unable to complete our business plan, and would, instead, delay all cash intensive activities. Without necessary cash flow, we may be dormant during the next twelve months, or until such time as necessary funds can be raised.

Results of Operation

Six Months ended June 30, 2002 and June 30, 2001
------------------------------------------------
We have not yet commenced operations and, as a result, have not yet received any revenues. Start-up expenses of $19,249 in the first six months of 2002 increased substantially over the comparable period in fiscal year 2001 which had start-up expenses of $7,500. This increase represents our continued development in preparation of commencing operations during fiscal year 2002. Professional and consulting fees were approximately $15,600 in the first six months of 2002 as we are using outside consultants in such areas as legal, accounting, web design and marketing in developing our business. Included in operating expenses in the six months ended June 30, 2002 is $3,000 of donated services and rent compared to $7,500 of donated services and rent for the six months ended June 30, 2001. We anticipate receiving additional donated services and rent until additional funding is obtained.

We incurred a net loss of $19,249 during the six months ended June 30, 2002 compared to a net loss of $7,500 during the six months ended June 30, 2001. This increase in net loss reflects the significant increase in the operating expenses relating to our preparations to commence business operations during fiscal year 2002 as discussed above.

Liquidity and Capital Resources

We have incurred losses since the inception of our business (January 14, 2000), and, as of June 30, 2002, we have an accumulated deficit of $36,429. At June 30, 2002, we had cash and cash equivalents of $31,978 and net working capital of $29,793.

To date, we have funded our operations through a combination of short-term debt and the issuance of common stock. During the first six months of fiscal year 2002, we had raised $50,800 from the sale of 254,000 shares of common stock through private placement channels. We also realized $3,000 of donated services and rent from a related party.

We expect our expenses will continue to increase during the foreseeable future as a result of increased marketing expenses and the development of our website. We are dependent on the proceeds from future debt or equity investments to commence our operations and implement our business plan. If we are unable to raise sufficient capital, we will be required to delay or forego some portion of our business plan, which may have a material adverse effect on our anticipated results from operations and financial condition. Alternatively, we may seek interim financing in the form of bank loans, private placement of debt or equity securities, or some combination of these. Such interim financing may not be available in the amounts or at the times when we require, and will likely not be on terms favourable to us.


                                   MANAGEMENT

Directors and Executive Officers

Our director and executive officer, and his age and positions, and duration as such, are as follows:

Name                        Position               Age         Director Since
------------           --------------------        ---         --------------
Derek Wasson           President, Secretary,       37          January 25, 2001
                       Chief Financial
                       Officer and Director

Business Experience

The following is information on the business experience of our officer and director.

Derek Wasson has been a Senior Associate Commercial Mortgage Broker with Realtech Capital Group Inc. of Vancouver, British Columbia since 1995. Realtech is a full service commercial mortgage brokerage firm operating in Canada. Their services include commercial and multi-family term and construction lending and equity syndications. Mr. Wasson is expected to share his time between Realtech and Stratabid until Stratabid becomes fully operational at which time Mr. Wasson will refocus his time to the business of Stratabid. From 1991-1995, Mr. Wasson was employed as a mortgage broker for Mortgage Centre Firstline of Vancouver, British Columbia where he arranged commercial and residential mortgages. Mr. Wasson holds a B.A. in International Relations from the University of British Columbia.

Each director holds office until his successor is duly elected by the stockholders. Executive officers serve at the pleasure of the Board of Directors.


                             EXECUTIVE COMPENSATION

The following table sets forth the compensation of our Chief Executive Officer during the last two complete fiscal years. No other officers or directors received annual compensation in excess of $100,000 during the last two complete fiscal years.

                           Summary Compensation Table

                     Annual  Compensation          Long Term Compensation
             --------------------------------- -----------------------------
                                                        Awards       Payout
                                               --------------------- ------
                                  Other Annual Restricted Securities   LTIP   All Other
                            Bonus Compensation   Stock    Underlying  Payout Compensation
               Year  Salary  ($)      ($)       Award(s)  Options (#)  ($)       ($)
------------ ------- ------ ----- ------------ ---------- ----------- ------ -------------
Derek Wasson 2001(1) - 0 -  - 0 -    - 0 -       - 0 -       - 0 -    - 0 -     - 0 -
CEO

Steven Bruk  2001(2) - 0 -  - 0 -    - 0 -       - 0 -       - 0 -    - 0 -     - 0 -
(Former CEO) 2000(3) - 0 -  - 0 -    - 0 -       - 0 -       - 0 -    - 0 -     - 0 -

-----------------------------
(1) For the period January 25, 2001 to December 31, 2001.
(2) For the period January 1, 2001 to  January 25, 2001
(3) For the period January 14, 2000 (incorporation) to December 31, 2000.

Employment/Consulting Agreements

We do not have any employment agreements.

We have entered into a consulting agreement with Big Sky Management Ltd. of Vancouver, British Columbia dated March 21, 2002 pursuant to which we have retained Big Sky Management Ltd. to serve as our financial consultant in connection with our organization and financing. We have agreed to pay Big Sky Management Ltd. the sum of $1,500 per month. This consulting agreement may be terminated by either party with 30 days notice. We have also agreed to reimburse Big Sky Management Ltd. for all out of pocket expenses incurred by it.

Stock Option Plan

We do not have a stock option plan and we have not issued any warrants, options or other rights to acquire our securities.

Employee Pension, Profit Sharing or other Retirement Plans

We do not have a defined benefit, pension plan, profit sharing or other retirement plan, although we may adopt one or more of such plans in the future.

Director's Compensation

At present we do not pay our directors for attending meetings of our Board of Directors, although we expect to adopt a director compensation policy in the future. We have no standard arrangement pursuant to which our directors are compensated for any services provided as a director or for committee participation or special assignments.

Limitation of liability and indemnification matters

The General Corporation Law of the State of Delaware permits indemnification of directors, officers, and employees of corporations under certain conditions subject to certain limitations. Article XIII of our Certificate of Incorporation states that we may provide indemnification of our agents, including our officers and directors to the maximum extent permitted by the Delaware Corporation Law. In the event that a claim for indemnification (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is appropriate and will be governed by the final adjudication of such issue.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as otherwise indicated below, we have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

Should a transaction, proposed transaction, or series of transactions involve an officer or director of Stratabid or a related entity or an affiliate of a related entity, or holders of stock representing 5% or more of the voting power (a "related entity") of the then outstanding voting stock, the transactions must be approved by the unanimous consent of our board of directors. In the event a member of the board of directors is a related party, that member will abstain from the vote.

We have issued shares of our common stock or approved the sale of our common stock to the following persons during the past two years, who, at the time of issuance, were affiliated with us:

  Name        Date of Issuance Number of Shares Share Value Consideration
  ----------- ---------------- ---------------- ----------- -------------

  Steven Bruk      01/00          1,000,000       $1,000         Cash

On January 25, 2001 Steven Bruk sold the 1,000,000 shares held by him to Derek Wasson. In addition, Mr. Bruk resigned as our sole officer and director and Mr. Wasson was appointed in his place.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of July 31, 2002, information with respect to those persons owning beneficially 5% or more of our outstanding common stock and the number and percentage of outstanding shares owned by each of our director and officer and by our officers and directors as a group. Unless otherwise indicated, each owner has sole voting and investment powers over his shares of common stock.

Name and Address                     Shares of Common Stock   Percent of Class
----------------                     ----------------------   ----------------

Derek Wasson                                1,000,000               79.8%
1675 Larch Street
Vancouver, BC V3K 3N7

All Officer and Directors as a Group        1,000,000               79.8%
            (1 Individual)


                              PLAN OF DISTRIBUTION

We are offering up to 500,000 shares of our common stock at $0.25 per share. The common stock will be sold through our officers or directors to investors located both inside and outside the United States. There is no minimum amount of common stock that we must sell in order to accept subscriptions. No commissions are being paid in connection with the offering. Expenses related to the offering are estimated to be $10,000 which will be paid by us.

In addition, the selling stockholders may, from time to time, sell up to 504,000 shares of common stock which they own. The selling stockholders may sell all or a portion of the shares of common stock in privately negotiated transactions or otherwise. Such sales may be at fixed prices that may be changed or at negotiated prices. The shares of common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

(a) block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

(c)  privately negotiated transactions; and

(d)  a combination of any aforementioned methods of sale.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate.

Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of said shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of the shares of common stock at a stipulated price per share. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above. The selling stockholders may also sell the shares of common stock in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Furthermore, selling stockholders are subject to Regulation M of the Securities Exchange Act of 1934. Regulation M prohibits any activities that could artificially influence the market for Stratabid's common stock during the period when shares are being sold pursuant to this prospectus. Consequently, selling stockholders, particularly those who are officers and directors of Stratabid, must refrain from directly or indirectly attempting to induce any person to bid for or purchase the common stock being offered pursuant to this prospectus. Regulation M also prohibits any bids or purchases made in order to stabilize the price of Stratabid's common stock in connection with the stock offered pursuant to this prospectus.

A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of our common stock in the course of hedging the positions they assume with such selling stockholder, including, without limitation, in connection with the distribution of our common stock by such broker-dealers. A selling stockholder may also enter into option or other transactions with broker-dealers that involve the delivery of the common stock to the broker-dealers, who may then resell or otherwise transfer such common stock. A selling stockholder may also loan or pledge the common stock to a broker-dealer and the broker-dealer may sell the common stock so loaned or upon default may sell or otherwise transfer the pledged common stock.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any brokers, dealers or agents affecting transactions on behalf of the stockholders are registered to sell securities in such states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

All expenses of the registration statement including but not limited to, legal, accounting, printing and mailing fees are and will be paid by us.


                              SELLING STOCKHOLDERS

Set forth below is a list of all stockholders who may sell shares pursuant to this prospectus. The number of shares column represents the number of shares owned by the selling stockholder prior to the offering. The common shares beneficially owned following the offering column assumes all shares registered hereby are resold by the selling stockholder.

We will not receive any proceeds from the sale of the shares by the selling stockholders.

                         Common Stock             Number of
                      Owned Beneficially        Common Shares   Common Shares Beneficially
Name of Stockholder   Prior to Offering         Offered Hereby Owned Following the Offering
-------------------- ------------------- ------ -------------- ----------------------------
                     No. of Shares Owned   %                   No. of Shares Owned     %
-------------------- ------------------- ------ -------------- ------------------- --------
Leanne Chan                       50,000     4%         50,000         --              --
Dee Marchant                      50,000     4%         50,000         --              --
Claudine Okulitz                  50,000     4%         50,000         --              --
Annabel Mackay                     1,000  --(1)          1,000         --              --
Brian Douglas Mackay               1,000  --(1)          1,000         --              --
Randy Vogel                       20,000   1.6%         20,000         --              --
Pam Vogel                         20,000   1.6%         20,000         --              --
Gwen McWhirter                    10,000  --(1)         10,000         --              --
Kim Harnett                       10,000  --(1)         10,000         --              --
Brad Marchant                     20,000   1.6%         20,000         --              --
Simon Levin                       10,000  --(1)         10,000         --              --
Vicki Gannon                      10,000  --(1)         10,000         --              --
Brian Wasson                       1,000  --(1)          1,000         --              --
Dale Wasson                        1,000  --(1)          1,000         --              --
Derek Wasson                   1,000,000    80%        250,000    750,000             43%(2)
Totals                         1,254,000               504,000

-----------------------------------
(1) Less than one percent.
(2) Assuming that all 500,000 shares of the common stock offered by Stratabid are sold.

                            DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 30,000,000 shares of common stock, $.0001 par value, and 5,000,000 shares of preferred stock, $.0001 par value. As of July 31, 2002, there were 1,254,000 shares of common stock outstanding and no preferred stock outstanding.

Common Stock

Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to our stockholders. Cumulative voting is not allowed; therefore, the holders of a majority of the outstanding common stock can elect all directors.

Holders of our common stock are entitled to receive such dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

Holders of our common stock do not have pre-emptive rights to subscribe to additional shares if issued by us. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock.

Preferred Stock

Our Certificate of Incorporation provides that our board of directors has the authority to divide the preferred stock into series and, within the limitations provided by Delaware statute, to fix by resolution the voting power, designations, preferences, and relative participation, special rights, and the qualifications, limitations or restrictions of the shares of any series so established. As our board of directors has authority to establish the terms of, and to issue, the preferred stock without stockholder approval, the preferred stock could be issued to defend against any attempted takeover of us. The relative rights and privileges of holders of common stock may be adversely affected by the rights of holders of any series of preferred stock which Stratabid may designate and issue in the future.

Options and Warrants

We have not yet issued any options, warrants or other rights to acquire our securities.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Interwest Transfer Company, Salt Lake City, Utah.


                                LEGAL PROCEEDINGS

We are not a party to any pending or threatened legal proceeding.

                                  LEGAL MATTERS

The validity of the shares of common stock offered by us and the selling stockholders will be passed upon by the law firm of Weintraub Genshlea Chediak Sproul, Sacramento, California.


                                     EXPERTS

Our consolidated balance sheets as of December 31, 2001 and December 31, 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 2001, and for the period ended December 31, 2000, have been included herein in reliance on the report of Manning Elliott, Chartered Accountants, given on the authority of that firm as experts in accounting and auditing.


                              AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2, together with all amendments and exhibits, with the Securities and Exchange Commission ("SEC").
This prospectus,  which forms a part of that  registration  statement,  does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any of our contracts or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contracts or documents. You may review a copy of the registration statement at the SEC's public reference room at 450 Fifth Street, N.W. in Washington, DC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our filings and the registration statement can also be reviewed by accessing the SEC's website at http://www.sec.gov.

                              FINANCIAL STATEMENTS



Our financial statements are filed as follows:

Report of Independent Accountants                                      F - 1

Consolidated Balance Sheets as of December 31, 2000, 2001 (audited)    F - 2
and as at June 30, 2002  (unaudited)

Consolidated Statements of Operations for the year ended               F - 3
December 31, 2001 (audited)and for the six month period ended
June 30, 2001 and 2002 (unaudited)

Consolidated Statements of Cash Flows for the year ended               F - 4
December 31, 2001 (audited) and for the six month period ended
June 30, 2001 and 2002 (unaudited)

Consolidated Statements of Stockholders' Equity for the years          F - 5
ended December 31, 2000 and 2001(audited) and for the six month period ended June 30, 2002 (unaudited)

                                [GRAPHIC OMITTED]
MANNING ELLIOTT 11th floor,1050 West Pender Street,Vancouver, BC, Canada V6E 357 CHARTERED ACCOUNTANTS Phone:604.714.3600 Fax:604.714.3669 Web:manningelliott.com

                          Independent Auditor's Report
                          ----------------------------

To the Board of Directors and Stockholders of Stratabid.com, Inc.
(A Development Stage Company)

We have audited the accompanying consolidated balance sheets of Stratabid.com, Inc. (A Development Stage Company) as of December 31, 2001 and 2000 and the related consolidated statements of operations, cash flows and stockholders' equity accumulated for the period from January 14, 2000 (Date of Inception) to December 31, 2001 and the year ended December 31, 2001 and from January 14, 2000 (Date of Inception) to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the aforementioned consolidated financial statements present fairly, in all material respects, the financial position of Stratabid.com, Inc. (A Development Stage Company), as of December 31, 2001 and 2000, and the results of its operations and its cash flows accumulated for the period from January 14, 2000 (Date of Inception) to December 31, 2001 and the year ended December 31, 2001 and from January 14, 2000 (Date of Inception) to December 31, 2000, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated any revenues or profitable operations since inception and will need equity financing to begin realizing upon its business plan. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ "Manning Elliott"


CHARTERED ACCOUNTANTS

Vancouver, Canada

April 2, 2002

    (The accompanying notes are an integral part of the financial statements)

Stratabid.com, Inc.
(A Development Stage Company)
Consolidated Balance Sheets
(expressed in U.S. dollars)
                                                   June 30,  December  December
                                                    2002     31, 2001  31, 2000
                                                      $      $         $
                                                (unaudited)  (audited) (audited)
Assets

Current Assets

Cash                                               31,978        70          46
Prepaid expense                                     1,418         -           -
--------------------------------------------------------------------------------
                                                   33,396        70          46

Website, in progress                                1,760         -           -
--------------------------------------------------------------------------------
Total Assets                                       35,156        70          46
================================================================================
Liabilities and Stockholders' Equity

Current Liabilities

Accounts payable                                      935         -           -
Accrued liabilities                                 1,000     1,000           -
Due to a related party (Note 3)                       250       250           -
--------------------------------------------------------------------------------
Total Liabilities                                   2,185     1,250           -
--------------------------------------------------------------------------------
Stockholders' Equity

Common Stock, 30,000,000 common shares authorized
with a par value of $0.0001; 1,000,000 common
shares issued and outstanding                        100        100         100

Additional Paid in Capital                           900        900         900

Common Stock Subscribed for 252,000 (Note 4)      50,400          -           -

Donated Capital (Note 3)                          18,000     15,000           -
--------------------------------------------------------------------------------
                                                  69,400     16,000       1,000
Preferred Stock, 5,000,000 preferred shares
authorized with a par value of $0.0001;
none issued                                            -          -           -

Deficit Accumulated During the Development Stage (36,429)   (17,180)       (954)
--------------------------------------------------------------------------------
Total Stockholders' Equity (Deficit)              32,971     (1,180)         46
--------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity        35,156         70          46
================================================================================
Contingent Liability (Note 1)

    (The accompanying notes are an integral part of the financial statements)

Stratabid.com, Inc.
(A Development Stage Company)
Consolidated Statements of Operations
(expressed in U.S. dollars)

                                     From                                              From
                              January 14, 2000    Six        Six                 January 14, 2000
                                (Date of         Months     Months       Year       (Date of
                                  Inception)     Ended       Ended       Ended      Inception)
                                 to June 30,   to June 30, to June 30,  December  to December 31,
                                   2002          2002         2001      31, 2001       2000
                                      $            $            $          $            $
                                 (unaudited)   (unaudited) (unaudited) (audited)     (audited)

Revenue                                -            -            -               -          -
-------------------------------------------------------------------------------------------------
Expenses

Accounting and legal               5,542        4,393            -           1,149          -
Bank charges                         474          233            -              77        164
Consulting                        11,240       11,240            -               -          -
Donated services                  14,000        2,000        6,000          12,000          -
Donated rent                       4,000        1,000        1,500           3,000          -
Foreign exchange                       1            1            -               -          -
Office, rent and miscellaneous       382          382            -               -          -
Organizational expenses              790            -            -               -        790
---------------------------------------------------------------------------------------------

Net Loss for the Period          (36,429)     (19,249)      (7,500)        (16,226)      (954)
---------------------------------------------------------------------------------------------
Net Loss Per Share                               (.02)        (.01)           (.02)         -
---------------------------------------------------------------------------------------------
Weighted Average Shares
Outstanding                                 1,014,000    1,000,000       1,000,000  1,000,000
---------------------------------------------------------------------------------------------

(Diluted loss per share has not been presented as the result is anti-dilutive)

    (The accompanying notes are an integral part of the financial statements)

Stratabid.com, Inc.
(A Development Stage Company)
Consolidated Statements of Cash Flows
(expressed in U.S. dollars)

                                              From                                            From
                                        January 14, 2000    Six        Six               January 14, 2000
                                           (Date of        Months     Months     Year       (Date of
                                           Inception)      Ended      Ended      Ended       Inception)
                                           to June 30,  to June 30, to June 30, December   to December 31,
                                             2002         2002        2001     31, 2001        2000
                                                $            $           $          $            $
                                           (unaudited)  (unaudited) (unaudited) (audited)    (audited)
Cash Flows to Operating Activities

  Net loss for the period                    (36,429)     (19,249)     (6,250)   (16,226)        (954)

  Adjustment to reconcile net loss to cash
    Organizational expenses paid by a            790            -           -          -          790
      stockholder
    Donated services and rent                 18,000        3,000       6,250     15,000            -

  Less non-cash working capital items

    Accounts payable and accrued liabilities   1,935          935           -      1,000            -
    Prepaid expense                           (1,418)      (1,418)          -          -            -
-----------------------------------------------------------------------------------------------------
Net Cash Used by Operating Activities        (17,122)     (16,732)          -       (226)        (164)
-----------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities
  Proceeds from a related party                  250            -           -        250            -
  Issuance of common stock                       210            -           -          -          210
  Common stock subscribed for                 50,400       50,400           -          -            -
-----------------------------------------------------------------------------------------------------
Net Cash Provided by Financing Activities     50,860       50,400           -        250          210
-----------------------------------------------------------------------------------------------------
Cash Flows Used In Investing Activities
  Development of website                      (1,760)      (1,760)          -          -            -
-----------------------------------------------------------------------------------------------------
Net Cash Used In Investing Activities         (1,760)      (1,760)          -          -            -
-----------------------------------------------------------------------------------------------------
Increase in cash                              31,978       31,908           -         24           46

Cash - beginning of period                         -           70           -         46            -
-----------------------------------------------------------------------------------------------------
Cash - end of period                          31,978       31,978           -         70           46
=====================================================================================================
Non-Cash Financing Activities                      -            -           -          -
=====================================================================================================
Supplemental Disclosures
  Interest paid                                    -            -           -          -            -
  Income tax paid                                  -            -           -          -            -

                                      F-4
    (The accompanying notes are an integral part of the financial statements)

Stratabid.com, Inc.
(A Development Stage Company)
Consolidated Statement of Stockholders' Equity
From January 14, 2000 (Date of Inception) to June 30, 2002
(expressed in U.S. dollars)


                                                                       Deficit
                                                                    Accumulated
                                                Additional           During the
                                                 Paid-in            Development
                              Shares    Amount   Capital     Total     Stage
                                #        $         $          $         $

Balance - January 14, 2000           -       -          -        -          -
(Date of Inception)

Stock issued for cash and
organizational expenses      1,000,000      100       900    1,000          -
(Note 3)

Net loss for the period              -        -         -        -       (954)
-----------------------------------------------------------------------------
Balance - December 31, 2000  1,000,000      100       900    1,000       (954)
(audited)

Net loss for the year                -        -         -        -    (16,226)
-----------------------------------------------------------------------------
Balance - December 31, 2001  1,000,000      100       900    1,000    (17,180)
(audited)

Net loss for the period              -        -         -        -    (19,249)
-----------------------------------------------------------------------------
Balance - June 30, 2002      1,000,000      100       900    1,000    (36,429)
(unaudited)
=============================================================================


(See Note 4 for 254,000 shares issued on July 5, 2002 for $50,800 cash)

    (The accompanying notes are an integral part of the financial statements)

Stratabid.com, Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
For the Period From January 14, 2000 (Date of Inception) to June 30, 2002 (expressed in U.S. dollars)
(unaudited)

1.   Development Stage Company

     Stratabid.com, Inc. herein (the "Company") was incorporated in the State of Delaware, U.S.A. on January 14, 2000. The Company is a start-up stage Internet based commercial mortgage origination business based in Vancouver, BC, Canada. The Company offers an online alternative for arranging commercial term mortgages. The Company gives borrowers the opportunity to apply directly to a qualified market of lenders interested in financing their asset. Borrowers will be able to log on to a website where they will find a home page featuring lenders logos and links to three separate areas to work on their financing needs. In one area they will find a set of software tools to do technical analysis such as compare interest rates, loan payments, amortizations, financing scenario comparisons and payout calculations. Another area will be a showcase of the lending partners and their products. In the last area borrowers will complete an online application form and return it to the website. An experienced underwriter for the Company will review and forward it to the lending partners to provide quotes on the deal. The lender that is successful in arranging the financing will pay the Company a referral fee for the business. For lending partners the Company provides two benefits. Firstly it provides a targeted forum to promote their products and build their brand, which is increasingly important in today's constantly changing mortgage market. Secondly it generates financing opportunities at no cost. The lenders only pay referral fees when successful in arranging a loan.

     The Company is in the early development stage. In a development stage company, management devotes most of its activities in developing a market for its products and services. Planned principal activities have not yet begun. The ability of the Company to emerge from the development stage with respect to any planned principal business activity is dependent upon its successful efforts to raise additional equity financing and/or attain profitable operations. There is no guarantee that the Company will be able to raise any equity financing or sell any of its products and services at a profit. There is substantial doubt regarding the Company's ability to continue as a going concern.

     The Company plans to raise equity funds through a Registration Statement to be filed with the United States Securities and Exchange Commission.

     Pursuant to a private placement Offering Memorandum, the Company issued, on July 5, 2002, 254,000 common shares at $0.20 per share for total cash consideration of $50,800.

2.   Summary of Significant Accounting Policies

     (a) Consolidated Financial Statements

         These financial statements include the accounts of Stratabid.com, Inc. and its wholly-owned Canadian subsidiary Stratabid.com Online (B.C.) Ltd. All inter-company balances have been eliminated.

Stratabid.com, Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
For the Period From January 14, 2000 (Date of Inception) to June 30, 2002 (expressed in U.S. dollars)
(unaudited)

2.   Summary of Significant Accounting Policies (continued)

     (b) Year End

         The Company's fiscal year end is December 31.

     (c) Cash and Cash Equivalents

         The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

     (d) Revenue Recognition

         The Company will receive from lenders a referral fee when the Company is successful in arranging a loan. The referral fee revenue will be recognized in the period the fee is earned. This policy is prospective in nature, as the Company has not yet generated any revenues.


     (e) Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods. Actual results could differ from those estimates.

     (f) Basic and Diluted Net Income (Loss) Per Share

         The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share" (SFAS 128). SFAS 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common stockholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

Stratabid.com, Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
For the Period From January 14, 2000 (Date of Inception) to June 30, 2002 (expressed in U.S. dollars)
(unaudited)

2.   Summary of Significant Accounting Policies (continued)

     (g) Foreign Currency Translation

         Revenue, expenses and non-monetary balance sheet items are translated into US dollars at the rate of exchange prevailing on the transaction dates. Monetary balance sheet items are translated at the rate prevailing at the balance sheet date. The resulting exchange gain or loss is charged to operations.

     (h) Website Development costs

         The Company's website is currently being developed. Costs associated with the website will consist primarily of software purchased from a third party. The Company is capitalizing costs of computer software obtained for internal use in web design and network operations. These capitalized costs will be amortized based on their estimated useful life over three years. Payroll and related costs will not be capitalized, as the amounts principally relate to maintenance. Internal costs related to the development of website content will be expensed as incurred.

     (i) Financial Instruments

         The fair value of the Company's current assets and current liabilities were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments. The Company operates in Canada and virtually all of its assets and liabilities are giving rise to significant exposure to market risks from changes in foreign currency rates. The financial risk is the risk to the Company's operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

     (j) Long-Lived Assets

         In accordance with Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long Lived Assets and for Long-Lived Assets to be Disposed Of, the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes an impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

Stratabid.com, Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
For the Period From January 14, 2000 (Date of Inception) to June 30, 2002 (expressed in U.S. dollars)
(unaudited)

2.   Summary of Significant Accounting Policies (continued)

     (k) Interim Financial Statements

         These interim unaudited financial statements have been prepared on the same basis as the annual financial statements and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period.


3.   Related Party Transactions/Balances

     The business plan the Company currently intends to exploit was developed by the President and sole stockholder of the Company on behalf of the Company during the period ended and fiscal 2001. There was no charge to the Company for these services valued at $1,000 per month. Rent and office costs valued at $250 per month were paid for by this related party at no cost to the Company. These services and costs, valued at $18,000, are treated as donated capital and charged to operations.

     A loan of $250 is due to the President of the Company and sole stockholder of the Company on an unsecured, non-interest bearing, demand basis.

     During the period, a note payable of $7,500 was due to the President of the Company and sole stockholder of the Company on an unsecured, non-interest bearing, demand basis. This note was repaid on June 12, 2002 out of proceeds from a private placement.

     In fiscal 2000 a total of 1,000,000 common shares were issued for $210 cash and $790 of organizational expenses paid on behalf of the Company.


4.   Subsequent Event

     On July 5, 2002 the Company accepted and executed subscription agreements and issued 254,000 shares at $0.20 per share for cash proceeds of $50,800. These shares were issued to fourteen friends and business associates of the original stockholder and President of the Company. In accordance with SEC staff policy on valuing shares in the first year prior to an Initial Public Offering these shares are deemed to be issued at $0.25 per share resulting in a $0.05 per share discount. This amount, totalling $12,700, will be charged to operations in July, 2002 as compensation expense.

                            [OUTSIDE BACK COVER PAGE]

                                   PROSPECTUS
                                   ----------

                        1,004,000 shares of common stock

                               STRATABID.COM, INC.

                            ___________________, 2002

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO PROVIDE ANY INFORMATION OR MAKE ANY REPRESENTATIONS ABOUT STRATABID.COM, INC. EXCEPT THE INFORMATION OR REPRESENTATIONS CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY ADDITIONAL INFORMATION OR REPRESENTATIONS IF MADE.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities.

-        except the common stock

- in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation

-        to any person to whom it is unlawful to make the offer or solicitation;
         or

- to any person who is not a United States resident or who is outside the jurisdiction of the United States

Until ______________, 2002, all person affecting transactions in the registered securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligations of dealer or deliver a prospectus when acting as underwriters.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Officers and Directors

The Delaware General Corporation Law and our Certificate of Incorporation and Bylaws provide that we may indemnify any and all of our officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have (i) breached the duty of loyalty to the corporation or its stockholders; (ii) failed to act in good faith or committed intentional misconduct or a knowing violation of the law; (iii) acted in violation of Delaware Corporation Law; or (iv) entered into a transaction from which he/she derived an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the U.S. Securities and Exchange Commission, that type of indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling stockholder. All of the amounts shown are estimates, except for the SEC Registration Fees.

         SEC Filing Fee                                            $     24
         Blue Sky Fees and Expenses                                      80
         Printing and Engraving Expenses                                500
         Legal Fees and Expenses                                     10,000
         Accounting Fees and Expenses                                 3,000
         Miscellaneous Expenses                                       1,000
                                                                   --------
         TOTAL                                                     $ 14,604
                                                                   ========

Item 26. Recent Sales of Unregistered Securities.

The following information sets forth all securities which have been sold during the last three years by us and which securities were not registered under the Securities Act of 1933, as amended. Unless otherwise indicated, the consideration paid for the shares was cash.

In January 2000, we sold 1,000,0000 shares of our common stock to Steven Bruk, our initial founder, for $1,000. The sale of these shares was made in conjunction with the initial formation of Stratabid to the founder in a private transaction which was deemed exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

On July 5, 2002 we sold 254,0000 shares of our common stock to 14 investors, all of whom reside in British Columbia, Canada. These sales were made exclusively to investors residing outside the United States and are deemed exempt from registration pursuant to Regulation S of the Securities and Exchange Commission.

Item 27. Exhibits

       Exhibits     Description of Document
       --------     -----------------------
       3.1          Certificate of Incorporation

       3.2          By-Laws

       5.1          Opinion of Counsel

       10.1         Consulting Agreement with Big Sky Management Ltd.

       21           Subsidiaries of Stratabid.com

       23.1 Consent of Weintraub Genshlea Chediak Sproul contained in Exhibit 5.1

       23.2         Consent of Manning Elliott

Item 28. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

         (i) To include any prospectus required by Section l0(a)(3) of the Securities Act of l933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

         (iii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate,the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iv) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including (but not limited to) any addition or deletion of a managing underwriter.

(2) That, for the purpose of determining any liability under the Securities Act of l933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective  amendment any
         of  the  securities   being  registered  which  remain  unsold  at  the
         termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of l933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of l933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form SB-2 and authorized this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, on the 30th of August, 2002.

                               STRATABID.COM, INC.



                               By: /s/ Derek Wasson
                                  -------------------------------------------
                                    Derek Wasson, President and
                                    Chief Financial and Accounting Officer


In accordance with requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ Derek Wasson               Title                            Date
--------------------------     -----                            ----
Derek Wasson                   Director                         August 30, 2002